Exhibit 10.14

[•], 2021

Sunlight Financial Holdings Inc.

400 Frank W. Burr Blvd., #37

Teaneck, NJ 97666

Re:	Lock-up Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Business Combination Agreement (the “Business Combination Agreement”) entered into by and among Spartan Acquisition Corp. II, a Delaware corporation (“Spartan”), SL Invest I Inc., a Delaware corporation and wholly owned subsidiary of Spartan, SL Invest II LLC, a Delaware limited liability company and wholly owned subsidiary of Spartan, SL Financial Investor I LLC, a Delaware limited liability company and wholly owned subsidiary of Spartan, SL Financial Investor II LLC, a Delaware limited liability company and wholly owned subsidiary of Spartan, SL Financial Holdings Inc., a Delaware corporation and wholly owned subsidiary of Spartan (“Spartan Sub”), SL Financial LLC, a Delaware limited liability company and wholly owned subsidiary of Spartan Sub, Sunlight Financial LLC, a Delaware limited liability company (the “Company”), FTV-Sunlight, Inc., a Delaware corporation, and Tiger Co-Invest B Sunlight Blocker LLC, a Delaware limited liability company. Concurrently with the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”), the name of Spartan is being changed to Sunlight Financial Holdings Inc., and references herein to “SLFI” constitute references to Spartan after giving effect to such name change. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

In order to induce the parties to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SLFI and the undersigned individual, who is an executive of SLFI (the “Insider”), hereby agrees with SLFI as follows:

1. Each of SLFI and the Insider hereby agrees and acknowledges that: (i) SLFI would be irreparably injured in the event of a breach by such Insider of his, her or its obligations under paragraph 2(a), (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

2. (a) Subject to the exceptions set forth herein, SLFI and the Insider agree that:

A. twenty percent (20%) of each of the (i) shares of Class A Common Stock of SLFI (“Class A Common Stock”) and (ii) units representing limited liability company interests in the Company designated as Class EX Units (“Class EX Units”) or such corresponding shares of Class C common stock, par value $ 0.0001 per share (the “Class C Common Stock”) as determined in accordance with the Consideration Allocation as set forth in the Business Combination Agreement, in each case, held by the Insider immediately after the OpCo Merger Effective Time, shall be restricted from Transfer under this Letter Agreement from the date hereof until the date that is sixteen (16) months after the date of the Closing or earlier if, subsequent to the date of the Closing, (y) the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least nine (9) months after the Closing or (z) SLFI consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of SLFI’s stockholders having the right to exchange their shares of Class A Common Stock or Class EX Units and such corresponding shares of Class C Common Stock for cash, securities or other property; and

B. the remaining eighty percent (80%) of each of the (i) shares of Class A Common Stock and (ii) Class EX Units or corresponding shares of Class C Common Stock as determined in accordance with the Consideration Allocation as set forth in the Business Combination Agreement, in each case, held by the Insider immediately after the OpCo Merger Effective Time, shall be restricted from Transfer under this Letter Agreement from the date hereof until the date that is twenty (20) months after the date of the Closing or earlier if, subsequent to the Closing, (i) the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least fourteen (14) months after the Closing or (ii) SLFI consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of SLFI’s stockholders having the right to exchange their shares of Class A Common Stock or Class EX Units and such corresponding shares of Class C Common Stock for cash, securities or other property (together with subsection (A), the “Lock-up”).

(b) Notwithstanding the provisions set forth in paragraph 2(a), Transfers of the Class A Common Stock, Class EX Units and such corresponding shares of Class C Common Stock are permitted (a) in the case of an individual, by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (b) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; (d) in the case of an entity, by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (e) Transfers made in connection with a “net settlement” of distributions of Class A Common Stock as contemplated by Section 2.02(e) of the Business Combination Agreement; or (f) as required or permitted by any long-term incentive plan of SLFI to reimburse or pay income tax or withholding obligations in connection with the vesting or exercise of any awards under such plan; provided, however, that in the case of clauses (a) through (d), the permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement, (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Insider and not to the immediate family of the transferee) agreeing to be bound by these Transfer restrictions and the other restrictions contained in this Letter Agreement (including provisions relating to voting and liquidating distributions). For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the undersigned; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3. Each of SLFI and the Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement.

4. As used herein, “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

5. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

6. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on SLFI, the Insider and each of their respective successors, heirs and assigns.

7. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

8. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

10. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

11. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

12. This Letter Agreement shall terminate on the expiration of the Lock-up.

[Signature page follows]

Sincerely,

By:
Name:
Title:

Acknowledged and Agreed:

SUNLIGHT FINANCIAL HOLDINGS INC.

By:
Name:
Title: